EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

Announces additional Board Directors and President.

HUNTSVILLE, TN - December 16, 2009 - Miller Petroleum, Inc. dba Miller Energy Resources (“Miller”), (OTC BB: MILL:OB) announced today the appointment of Ford F. Graham as Vice-Chairman of the Board of Directors of Miller and as President of the Company. Mr. Graham is a Managing Partner of Vulcan Capital and the Vulcan Partners family of private equity funds and companies. Mr. Graham has over 25 years experience as a private equity investor and an investment banker in the energy and natural resources sectors. Mr. Graham has previously worked for Solomon Smith Barney, Bear Stearns and Dean Witter and the Regan Administration.

Mr. Graham has specialized in creating value for natural resources companies through opportunistic acquisitions, innovative financings, and carefully managed development of natural resource assets. Mr. Graham noted, “I am excited about the opportunity to work with Miller in this time of growth and look forward to helping the Company become one of the most valuable natural resource firms in the U.S. Vulcan has worked closely with Miller for the past several years and we are thrilled to see some of the fruits of our long term strategic vision coming to pass. We think the future will hold even more promise as we execute on our plan of development and growth” Mr. Graham holds an A.B. in Geology and Geophysical Sciences from Princeton University, a J.D. from Tulane Law School and an M.B.A. from the A.B. Freeman School of Business at Tulane University.

Miller also announced the appointment of David Hall to the Board of Miller. Mr. Hall was the former Vice President and General Manager of Alaska Operations, Pacific Energy Resources LTD. Before that time, he served as the Production Foreman and Lead Operator in Alaska for Forest Oil Corp, rising to Production Manager for all of Alaska operation for Forest Oil. Mr. Hall has worked with the acquired Alaska assets since their construction began in 1991. He brings over 20 years of experience to Miller. Mr. Hall holds a Master’s Degree in Industrial Engineering and a Bachelor's Degree in Electrical Engineering from Rochville University.

Scott Boruff, Miller’s CEO noted, “We are very excited to have Mr. Graham and Mr. Hall join us on the board of Miller. Mr. Graham has been instrumental in the execution of our strategy to grow our Company and in our Alaska acquisition. Mr. Hall’s expertise and contributions in our new Alaska subsidiary will be critical to the success of our plan of execution and delivering value to our shareholders. We welcome both Ford and David to the board and look forward to a long a prosperous relationship.”

About Miller

Miller Energy Resources is a high-growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production projects in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin.  Miller is a Tennessee registered company that has been in existence for over 40 years and been publicly traded for 12 years. It is the largest owner/operator of oil and gas wells in Tennessee with over 602 wells, over 54,500 net acres of lease holdings in Tennessee and 602,000 net acres in Alaska. Company chairman, Deloy Miller has a successful oil and gas track record spanning more than forty years in the Tennessee Basin. Since 1967, Miller has drilled and/or serviced over 5,200 wells.

Miller is one of the United States premier energy companies and is using its strategy of opportunistic growth combined with prudent development and management of exiting assets to maximize value for its shareholders.

Miller is headquarters in Huntsville, Tennessee with offices in Knoxville and New York City. The company is traded over the bulletin board with the symbol MILL.OB, MILL:US.

Statements Regarding Forward-Looking Information

This news release contains statements about oil and gas production and operating activities that may constitute "forward-looking statements" or "forward-looking information" within the meaning of applicable securities legislation as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, government regulation and foreign political risks, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller’s reports on file with United States securities regulatory authorities. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward- looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

CONTACT:

William “Bill” Goodwin

Investor Relations

Miller Energy Resources

3651 Baker Highway

P.O. Box 130

Huntsville, Tennessee 37756

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com